Exhibit 10.1

PETROQUEST ENERGY, INC. ANNUAL INCENTIVE PLAN,
AS AMENDED AND RESTATED

Whereas, the Company previously adopted the PetroQuest Energy, Inc. Annual Incentive Plan and reserved the right to amend it.

Now, therefore, the PetroQuest Energy, Inc. Annual Incentive Plan is hereby amended and restated as follows:

1. Purpose. The purpose of the PetroQuest Energy, Inc. Annual Incentive Plan, as amended and restated (the “Plan”) as adopted by the Board of Directors (the “Board”) of PetroQuest Energy, Inc. (the “Company”) and the compensation committee thereof, is to align the eligible employees’ interests with the Company’s annual strategic goals and to motivate and retain valuable employees with long-term incentive compensation by providing an annual cash bonus based upon the key performance criteria provided herein.

2. Administration. The Plan will be administered by the compensation committee of the Board (the “Compensation Committee”). The Compensation Committee shall have the exclusive authority to interpret and construe the terms of the Plan, provide any omitted terms and to authorize payments hereunder. The Compensation Committee’s determinations shall be final and binding on all persons.

3. Plan Year. The “Plan Year” shall be the calendar year.

4. Eligibility. All employees in good standing of the Company or any of its subsidiaries may be eligible to participate in the Plan as determined by the Compensation Committee in its sole discretion and may be assigned a Tier (as defined below) as determined by the Compensation Committee in its sole discretion (the “Participants”). The Compensation Committee will determine the bonus for the CEO, and generally the CEO will recommend bonuses for Participants who are officers (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended) for the Compensation Committee’s approval and determination, and executive management will make recommendations to the Compensation Committee for all other Participants for the Compensation Committee’s approval and determination of such bonuses. Employees who join the Company in a Plan Year or who terminate during a Plan Year due to death, disability or retirement (on or after attaining age 65) may participate on a pro rata basis, subject to the sole discretion of the Compensation Committee. Employees who terminate after the end of a Plan Year but prior to the actual payment of the bonus may participate, subject to the sole discretion of the Compensation Committee. All employees who terminate during a Plan Year before a bonus is paid (voluntarily or involuntarily) will not be entitled to any bonus. The Compensation Committee shall authorize the communication of the Plan concepts and performance criteria to the Plan Participants.

5. Performance Criteria. Awards will be based on the attainment of financial and strategic performance criteria as established by the Compensation Committee in its sole discretion for a Plan Year. The performance criteria for a Plan Year will be attached as an Exhibit to the Plan. Generally, performance criteria for a Plan Year will be determined in the first quarter of the Plan Year.

6. Allocation. Each Participant will be assigned a threshold, target and a maximum cash bonus percentage of annual base salary based on his or her level in the organization (“Tier”) as determined by the Compensation Committee in its sole discretion. Such Tiers may be established based on salary or responsibility level and the competitive market. The Tiers will be described in the Exhibit containing performance criteria for the applicable Plan Year.

7. Final Bonus Amount and Timing of Payment. Payments will be paid in cash lump sum amounts after performance is measured and the Compensation Committee has determined that performance criteria have been achieved, but in no event later than 2 1/2 months after the end of the applicable Plan Year. The Compensation Committee in its sole discretion may determine that performance criteria have been achieved during a Plan Year and pay the bonus during the Plan Year to any individual, group or all Participants (including, without limitation paying all or a portion of the bonus during the Plan Year or after the end of the Plan Year). The Compensation Committee will exercise its discretion in determining the final bonus amount payable. Individual adjustments up or down, based upon an individual Participant’s performance, will be made as determined by the Compensation Committee in its sole discretion. Notwithstanding anything herein to the contrary, the Compensation Committee in its sole discretion may determine not to pay any amount pursuant to the Plan even if the performance criteria have been achieved or to pay a lesser or greater amount to any individual, group or all Participants.

8. Change in Control. Upon a Change in Control (as defined in the Company’s Amended and Restated 1998 Incentive Plan, as amended from time to time) during a Plan Year, a bonus in the amount of the target bonus (pro rated based on the date of the Change in Control in the Plan Year) for Participants who are employed by the Company on the date of the Change in Control will be paid in a cash lump sum on a date determined by the Compensation Committee in its sole discretion. If a Change in Control occurs after the end of a Plan Year but before bonus payments are made under Section 7, bonus amounts shall be calculated by the Compensation Committee immediately prior to the date of the Change in Control and shall be paid in a cash lump sum on a date determined by the Compensation Committee in its sole discretion and subject to the Compensation Committee’s discretion in Sections 4 and 7.

9. Miscellaneous Provisions.

The Plan is an incentive bonus arrangement and is, therefore, not intended to be subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the “Code”), for certain employee benefit plans. The Plan is a discretionary plan and does not require annual distributions.

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The Board reserves the right to amend, revise, modify, revoke or terminate the Plan at any time in its sole discretion, without prior notice to or consent of Participants. No contractual right to any benefit or payment described herein is created or is intended to be created by this document or any related action of the Board or the Compensation Committee and none should be inferred from the descriptions of this Plan. No officer or other employee of the Company or any of its subsidiaries is automatically entitled to any amount under the Plan.

•	No amount hereunder may be assigned or transferred.

•	The Company shall have the right to deduct all minimum required withholding for tax purposes from any amount payable to a Participant.

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All amounts payable under this Plan shall be paid from the general assets of the Company and shall remain subject to the creditors of the Company. Neither the establishment of the Plan nor the making of targets hereunder shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company or any of its subsidiaries, in shares of stock of the Company or any of its subsidiaries or otherwise.

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An individual shall be considered to be in the employment of the Company as long as he or she remains an officer or other employee of either the Company or any subsidiary of the Company. Nothing in the adoption of the Plan or the making of targets hereunder shall confer on any individual the right to continued employment by the Company or any subsidiary of the Company or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

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Plan estimates will be calculated quarterly and appropriate estimated accruals will be established each quarter by executive management after consultation with the Chairman of the Compensation Committee, and the Compensation Committee will be updated quarterly regarding the status of the Plan estimates and the accruals.

•	All provisions of the Plan and all amounts paid or payable hereunder shall be construed in accordance with and governed by the laws of Delaware.

•	This Plan is intended to be exempt from the requirements of Code Section 409A and shall be so interpreted.

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